EXHIBIT 99.2

Unaudited Summarized Financial Information of the Former Aluminum Products Segment/Pace

On July 16, 2008, Leggett & Platt, Incorporated and Pace Industries, LLC, a wholly-owned subsidiary of Leggett, entered into a Unit Purchase Agreement with KPI Acquisition, LLC, and certain other affiliates of Kenner & Company, Inc., whereby Leggett sold all its interest in Pace to KPI.

Pace holds substantially all of the operations that were previously reported in Leggett’s discontinued Aluminum Products segment. These operations manufacture, design and sell aluminum (with some magnesium and zinc) die cast products and tools and dies for customers in predominantly non-automotive markets. At the time of sale, Pace consisted of 31 facilities: 19 production; 11 warehouse; and one administrative. All facilities were located in the United States, except for two in Mexico.

In the fourth quarter of 2007, Leggett determined that it would divest the Aluminum Products segment (now Pace). These operations were classified as held for sale and included in discontinued operations in Leggett’s December 31, 2007 and March 31, 2008 financial statements. Because Leggett has already presented financial results for its continuing operations, which exclude these discontinued operations in both the December 31, 2007 and March 31, 2008 financial statements, we have not included pro forma financial statements here. However, we have presented below summarized financial information of the divested operations.

Unaudited Summarized Financial Information of the Former Aluminum Products Segment/Pace

	Quarter Ended March 31, 2008	Year Ended December 31, 2007
External sales	$128.7	$493.8

Earnings (loss) before interest and income taxes	$10.3	$(77.7)

	March 31, 2008	December 31, 2007
Assets held for sale	$362.5	$332.7
Liabilities held for sale	47.4	49.2

Net assets held for sale	$315.1	$283.5